Exhibit 99.1

San Juan Basin Royalty Trust

News Release

San Juan Basin Royalty Trust

Declares April Cash Distribution

FORT WORTH, Texas, April 18, 2017 – Compass Bank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT), today declared a monthly cash distribution to the holders of its units of beneficial interest of $2,403,184.89 or $0.051561 per unit, based principally upon production during the month of February 2017. The distribution is payable May 12, 2017, to unit holders of record as of April 28, 2017.

Gas production for the properties from which the royalty was carved (the “Subject Interests”) totaled approximately 1,847,345 Mcf (2,084,804 MMBtu) for February 2017. Dividing revenues by production volume yielded an average gas price for February 2017 of $3.24 per Mcf ($2.87 per MMBtu) as compared to $3.42 per Mcf ($3.05 per MMBtu) for January 2017.

The average monthly gas price Burlington reports to the Trust is a calculated price. It is determined by dividing gross monthly revenue by production volume, and therefore, it does not represent an average of actual sales prices. The average gas price may vary from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months.

For the month ended March 2017, capital costs were $17,340, lease operating expenses were $2,015,267, and property taxes were $34,451. Severance taxes for the February production month were $634,137.

Contact:	San Juan Basin Royalty Trust
Compass Bank, Trustee
300 West Seventh St., Suite B, Fort Worth, Texas 76102
website: www.sjbrt.com e-mail: sjt.us@bbva.com

Joshua R. Peterson, Vice President & Senior Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553